EXHIBIT 3(a)

                                   ALCOA INC.

                                    ARTICLES

                              (As Amended May 2000)

      FIRST.  The name of the corporation is Alcoa Inc.

      SECOND. The location and post office address of the corporation's current registered office is 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858 [this paragraph reflects the change in the registered office address made August 14, 1998 by the filing of a Statement of Change of Registered Office with the Secretary of State of the Commonwealth of Pennsylvania; the prior registered office address was 1501 Alcoa Building, Mellon Square, Pittsburgh, Pennsylvania].

      THIRD. The purpose or purposes of the corporation are: to acquire and dispose of deposits of and rights to bauxite, clay, ores and minerals of any sort or description, and to acquire, extract, treat and dispose of any materials recovered or recoverable therefrom; to reduce ores of aluminum and any and all other ores to their basic metals; to manufacture, alloy and fabricate any and all metals into articles of commerce; to acquire, produce, transport, trade in and dispose of goods, wares and merchandise of every class and description; to purchase, lease, or otherwise acquire improved or unimproved real property, leaseholds, easements and franchises, to manage, use, deal with and improve the same or any part thereof, and to sell, exchange, lease, sublease, or otherwise dispose of any of said property or the improvements thereon or any part thereof; to acquire, use and dispose of all land, minerals, materials, apparatus, machinery and other agencies, means and facilities, to perform all operations, and to do all things, necessary, convenient or incident to the foregoing; and to carry on any business directly or indirectly related thereto; and the corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

      FOURTH.  The term for which the corporation is to exist is perpetual.

      FIFTH. The authorized capital of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share and 1,800,000,000 shares of Common Stock of the par value of $1.00 per share.

      Hereinafter in this Article Fifth, the term "Preferred Stock" shall mean each of the Serial Preferred Stock and the Class B Serial Preferred Stock.

      A description of each class of shares which the corporation shall have authority to issue and a statement of the rights, voting powers, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the corporation to establish series of the Preferred Stock and to fix and determine the variations in the relative rights and preferences as between the series thereof are as follows:

      1. Establishment of Series of Preferred Stock. Preferred Stock shall be issued in one or more series. Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may, by resolution, from time to time divide shares of Preferred Stock into series and fix and determine the number of shares and, subject to the provisions of this Article Fifth, the relative rights and preferences of any series so established, provided that all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely: the rate of dividend (including the date from which dividends shall be cumulative and, with respect to Class B Serial Preferred Stock, whether such dividend rate shall be fixed or variable and the methods, procedures and formulas for the recalculation or periodic resetting of any variable dividend rate); the price at, and the terms and conditions on, which shares may be redeemed; the amounts payable on shares in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of shares in the event shares of any series are issued with sinking fund provisions; and the terms and conditions on which the shares of any series may be converted in the event the shares of any series are issued with the privilege of conversion. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to date from which dividends shall be cumulative.

      2.    Dividends.
            ---------

      (a) The holders of Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series as hereinbefore provided, and no more, payable quarter yearly on the first days of January, April, July and October in each year. The dividends on any shares of Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the quarter yearly dividend payment date next preceding the date of issue of such shares.

      (b) The holders of Class B Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors or any authorized committee thereof, out of funds legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series including any such rate which may be reset or recalculated from time to time pursuant to procedures or formulas established therefor by the Board of Directors, and no more; provided, however, that no dividend shall be declared or paid on the Class B Serial Preferred Stock so long as any of the Serial Preferred Stock remains outstanding, unless all quarter yearly dividends accrued on the Serial Preferred Stock and the dividend thereon for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The dividends on any shares of Class B Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the dividend payment date for such series next preceding the date of issue of such shares. If full cumulative dividends on shares of a series of Class B Serial Preferred Stock have not been paid or declared and a sum sufficient for the payment thereof set apart, dividends thereon shall be declared and paid pro rata to the holders of such series entitled thereto. Accrued dividends shall not bear interest.

      (c) The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, provided, however, that no dividend shall be declared or paid on the Common Stock so long as any of the Preferred Stock remains outstanding, unless all dividends accrued on all classes of Preferred Stock and the dividend on Serial Preferred Stock for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart.

      3. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, then before any payment or distribution shall be made to the holders of Common Stock or Class B Serial Preferred Stock the holders of Serial Preferred Stock shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the holders of Class B Serial Preferred Stock of each series shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Class B Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the remaining assets shall belong to and be divided among the holders of the Common Stock. The consolidation or merger of the corporation with or into any other corporation or corporations or share exchange or division involving the corporation in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of any of the provisions of this subdivision.

     4. Voting Rights. The holders of Preferred Stock shall have no voting rights except as otherwise required by law or hereinafter provided:

            (a) If at any time the amount of any dividends on Preferred Stock which have accrued and which have not been paid or declared and a sum sufficient for the payment thereof set apart shall be at least equal to the amount of four quarter yearly dividends, the holders of Preferred Stock shall have one vote per share, provided, however, that such voting rights of the holders of Preferred Stock shall continue only until all quarter yearly dividends accrued on the Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set apart.

            (b) Without the consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

                    (i) no additional class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall be authorized;

                  (ii) the authorized number of shares of Preferred Stock or of any class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall not be increased; and

                (iii) the corporation shall not merge or consolidate with or into any other corporation if the corporation surviving or resulting from such merger or consolidation would have after such merger or consolidation any authorized class of stock ranking senior to or on a parity with the Preferred Stock except the same number of shares of stock with the same rights and preferences as the authorized stock of the corporation immediately preceding such merger or consolidation.

            (c) Except in pursuance of the provisions of subdivision 4(b) (iii) of this Article Fifth, without the consent of the holders of at least sixty-six and two-thirds (66-2/3) per cent. of the number of shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

                  (i) no change shall be made in the rights and preferences of the Preferred Stock as set forth in the Articles of Incorporation or as fixed by the Board of Directors so as to affect such stock adversely; provided, however, that if any such change would affect any series of Preferred Stock adversely as compared with the effect thereof upon any other series of Preferred Stock, no such change shall be made without the additional consent given as aforesaid of the holders of at least sixty-six and two-thirds (66-2/3) per cent. of the number of shares at the time outstanding of the Preferred Stock of the series which would be so adversely affected;

                  (ii) no additional class of stock ranking senior to the Preferred Stock as to dividends or assets shall be authorized;

                (iii) the authorized number of shares of any class of stock ranking senior to the Preferred Stock as to dividends or assets shall not be increased; and

                  (iv) the corporation shall not (a) sell, lease, convey or part with control of all or substantially all of its property or business or (b) voluntarily liquidate, dissolve or wind up its affairs.

      Notwithstanding the foregoing:

                  (i) except as otherwise required by law, the voting rights of any series of Class B Serial Preferred Stock may be limited or eliminated by the Board of Directors prior to the issuance thereof; and

                  (ii) provided no shares of Serial Preferred Stock are then outstanding, any series of Class B Serial Preferred Stock may be issued with such additional voting rights in the event of dividend arrearages as the Board of Directors may determine to be required to qualify such series for listing on one or more securities exchanges of recognized standing.

      The holders of Common Stock of the corporation shall have one vote per share.

      5.    Redemption.
            ----------

      (a) The corporation, at the option of the Board of Directors, may redeem the whole or any part of the Serial Preferred Stock, or the whole or any part of any series thereof, at any time or from time to time, at such redemption price therefor as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart. Notice of every such redemption shall be published not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, City and State of New York, and in a daily newspaper printed in the English language and published and of general circulation in the City of Pittsburgh, Pennsylvania. Notice of every such redemption shall also be mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Serial Preferred Stock to be redeemed at their respective addresses as the same appear upon the books of the corporation; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Serial Preferred Stock. In case of a redemption of a part only of any series of the Serial Preferred Stock at the time outstanding, the corporation shall select shares so to be redeemed in such manner, whether pro rata or by lot, as the Board of Directors may determine. Subject to the provisions herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions on which the Serial Preferred Stock shall be redeemed from time to time. If notice of redemption shall have been published as hereinbefore provided and if before the redemption date specified in such notice all funds necessary for such redemption shall have been set apart so as to be available therefor, then on and after the date fixed for redemption the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest; provided, however, that if the corporation shall, after the publication of notice of any such redemption and prior to the redemption date, deposit in trust for the account of the holders of the Serial Preferred Stock to be redeemed with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York or of the Commonwealth of Pennsylvania, doing business in the Borough of Manhattan, The City of New York, or in the City of Pittsburgh, Pennsylvania, and having a capital, undivided profits and surplus aggregating at least five million dollars ($5,000,000), all funds necessary for such redemption, then from and after the time of such deposit the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders of such shares to receive from such bank or trust company upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest.

      All shares of Serial Preferred Stock so redeemed shall be cancelled and shall not be reissued.

      (b) The terms and conditions under which the whole or any part of any series of the Class B Serial Preferred Stock may be redeemed shall be established by the Board of Directors prior to the issuance thereof. Unless otherwise determined by the Board of Directors, all shares of Class B Serial Preferred Stock so redeemed or otherwise acquired by the corporation shall be returned to the status of authorized but unissued shares.

     6. Preemptive Rights. Neither the holders of the Preferred Stock nor the holders of the Common Stock shall be entitled to participate in any right of subscription to any increased or additional capital stock of the corporation of any kind whatsoever.

      SIXTH. In each election of directors every shareholder entitled to vote shall have the right to cast one vote for each share of stock standing in his name on the books of the Company for each of such number of candidates as there are directors to be elected, but no shareholder shall have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.

      SEVENTH. A. In addition to any affirmative vote required by law, the Articles or the By-Laws of the corporation (the "Company"), and except as otherwise expressly provided in Section B of this Article Seventh, the Company shall not knowingly engage, directly or indirectly, in any Stock Repurchase (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) without the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined) which are beneficially owned by persons other than such Interested Shareholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

      B. The provisions of Section A of this Article Seventh shall not be applicable to any particular Stock Repurchase from an Interested Shareholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law or by any other provision of the Articles or the By-Laws of the Company, or any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following Paragraphs (1) or (2) are met:

            (1) The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of Capital Stock (as hereinafter defined) made available on the same basis to all holders of such class of Capital Stock.

            (2) The Stock Repurchase is made pursuant to an open market purchase program approved by a majority of the Continuing Directors (as hereinafter defined), provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

      C.    For the purposes of this Article Seventh:

            (1) The term "Stock Repurchase" shall mean any repurchase, directly or indirectly, by the Company or any Subsidiary of any shares of Capital Stock at a price greater than the then Fair Market Value of such shares.

            (2) The term "Capital Stock" shall mean all capital stock of the Company authorized to be issued from time to time under Article FIFTH of the Articles of the Company, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the Company generally.

            (3) The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

            (4) The term "Interested Shareholder" shall mean any person (other than the Company or any Subsidiary and other than any savings, profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is on the date in question, or who was at any time within the two year period immediately prior to the date in question, the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

            (5) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
(c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (6) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on March 8, 1985 (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

            (7) The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Company.

            (8) The term "Continuing Director" shall mean any member of the Board of Directors of the Company (the "Board"), while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

            (9) The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the closing sale price on the trading day immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a share of such stock on the trading day immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

      D. The Board of Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the consideration to be paid in any Stock Repurchase has an aggregate Fair Market Value in excess of the then Fair Market Value of the shares of Capital Stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

      E. Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

      F. Notwithstanding any other provisions of the Articles or the By-Laws of the Company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the Company), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.

      EIGHTH. A. The business and affairs of the corporation (the "Company") shall be managed by a Board of Directors comprised as follows:

            (1) The Board of Directors shall consist of the number of persons fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

            (2) Beginning with the Board of Directors to be elected at the annual meeting of shareholders held in 1985, directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. At such meeting, each class of directors shall be elected in a separate election. Directors of the first class shall be elected for a term of office to expire at the 1986 annual meeting of shareholders, those of the second class shall be elected for a term of office to expire at the 1987 annual meeting of shareholders, and those of the third class shall be elected for a term of office to expire at the 1988 annual meeting of shareholders. At each annual election held after the 1985 annual meeting of shareholders the class of directors then being elected shall be elected to hold office for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified, except in the case of earlier death, resignation or removal.

            (3) Nominations for the election of directors at an annual meeting of the shareholders may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors at the meeting. Shareholders entitled to vote in such election may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting. Such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

            (4) Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.

            (5) Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      B. Notwithstanding any other provisions of the Articles or the By-Laws of the Company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-laws of the Company), the affirmative vote of not less than eighty percent (80%) of the votes which all shareholders of the then outstanding shares of capital stock of the Company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

      NINTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on May 15, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action. This Article Ninth shall not apply to any action filed prior to May 15, 1987, nor to any breach of performance of duty or any failure of performance of duty occurring prior to May 15, 1987. The provisions of this Article shall be deemed to be a contract with each director of the corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any other provision of the Articles or By-laws of the corporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to such amendment, repeal or adoption.

      TENTH. Except as prohibited by law, the corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification. This Article shall be effective May 15, 1987.